Exhibit 5

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned hereby constitutes and appoints Britton T. Taplin, Lawrence K. Workman, Jr., Valerie Van Dyke, Jessica Savage, Eric Orsic and Andrew C. Thomas, and each of them, as the true and lawful attorney-in-fact or attorneys-in-fact, with full power of substitution and resubstitution, for the undersigned and in the name, place and stead of the undersigned, in any and all capacities to execute any and all statements under Section 13 or Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) of beneficial ownership of shares of Hamilton Beach Brands Holding Company Class A Common Stock, including all statements on Schedule 13D and all amendments thereto, all joint filing agreements pursuant to Rule 13d-l(k) under such Exchange Act in connection with such statements, all initial statements of beneficial ownership on Form 3 and any and all other documents to be filed with the Securities and Exchange Commission (the “Commission”), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission.

If applicable law requires additional or substituted language in order to validate the power of attorney intended to be granted hereby, each of the undersigned agrees to execute and deliver such additional instruments and to take such further acts as may be necessary to validate such power of attorney.

/s/ Britton T. Taplin	June 6, 2022
Britton T. Taplin	Date

/s/ Beatrice B. Taplin	June 6, 2022
Marital Trust created by the Agreement, dated January 21, 1966, as supplemented, amended and restated, between PNC Bank and Beatrice Taplin, as Trustees, and Thomas E. Taplin, for the benefit of Beatrice B. Taplin	Date

/s/ Beatrice B. Taplin	June 6, 2022
Beatrice B. Taplin	Date

/s/ Frank F. Taplin	June 6, 2022
Frank F. Taplin	Date